Exhibit 99.1

Tuesday, February 24, 2004, 9:00 AM Eastern Time
Press Release

SOURCE: Isolagen, Inc.

Isolagen Announces Additional Support for Results in Phase I Dental Study

HOUSTON — (PRNewswire) — February 24, 2004 — Isolagen, Inc. (AMEX: ILE), a biopharmaceutical company specializing in the development and commercialization of autologous (a patient’s own) cellular therapy for hard and soft tissue regeneration (“the Isolagen Process”), today announced additional findings from further analysis of results from a 6-month double-blind clinical study in which their proprietary treatment successfully reversed gingival recession and improved deep-periodontal pocketing. The clinical examinations of 176 intra-oral sites in 21 subjects were conducted at the University of Texas Health Science Center (UTHSC) Dental Branch and represent the company’s first set of clinical data in the oral health care market.

Previously, the Company announced that the study results demonstrated significant improvement in the oral therapeutic treatment of periodontal (gum) disease by reducing “deep pocket” areas in a majority of sites, whereas placebo treated sites showed a nominal improvement. A paired T-test demonstrates that Isolagen response exceeded placebo response by an average of 1.1 mm, (p=0.0005). As part of the ongoing analysis of this Dental study, different subsets of the data were and are being analyzed. Dr. Otis Bouwsma, Principal Investigator, recently completed an analysis of the pockets greater than or equal to 5 mm in depth. The results of this analysis are clinically important because deep pockets of this magnitude form the watershed between those patients who can be treated medically with improved hygiene and other therapies and those who may need to be treated surgically with a range of therapies from Root planing and scaling to surgical graft of tissue to the exposed roots.

The net improvement was 2.4 mm (Signed P Test 0.0625) based on an examination of the results in the treated and placebo groups of the study. This latest analysis indicates that a patient with a 7 mm pocket could experience an average decrease in pocket depth to 4.6 mm. Patients with pocket depth of less that 5 mm face a more benign problem and have their treatment options including less expensive and less painful non-surgical treatment.

“We continue to be pleased with the results of this study,” said Michael Macaluso, CEO and President. “The fact that we might be able to offer dental patients a treatment that will help them avoid painful, expensive surgery in the years to come is a great step forward.”

“Deep pocket disease can lead to erosion of the bone, pain and tooth loss. We are still waiting to see what effect the Isolagen Process may have on the underlying bone in patients with deep pocket disease. However, the results of this study indicate that the Isolagen Process can arrest, and in some cases reverse, the progress of the disease,” reported Vaughan Clift, MD., Medical Director.

About Isolagen, Inc.

Isolagen, Inc. (AMEX: ILE) is the parent company of Isolagen Technologies, Inc., which was founded in 1995. Isolagen has focused its efforts in the development of autologous cellular technology that has specific applications in cosmetic dermatology and is exploring applications for periodontal disease, reconstructive dentistry and other health-related markets.

Autologous cellular therapy is a process whereby a patient’s own cells are extracted, reproduced and then reintroduced to the patient for specific cosmetic and medical applications. Unlike other applications for the treatment of dermal defects, Isolagen utilizes only the patient’s unique, living cells to produce the patient’s own collagen. There is no foreign substance utilized in this treatment protocol. Isolagen’s goal is to become the industry leader in the research, development and commercialization of autologous cellular therapy.

This press release contains forward-looking statements and general statements relating to the development of autologous cellular therapy that has specific applications in cosmetic dermatology and also relating to the exploration of applications for periodontal disease, reconstructive dentistry and other health-related markets. The discovery and development of applications for autologous cellular therapy are subject to substantial risks and uncertainties. There can be no assurance that Isolagen’s clinical trials relating to autologous cellular therapy applications for the treatment of dermal defects or gingival recession can be conducted within the timeframe that Isolagen expects, that such trials will yield positive results, or that additional applications for the commercialization of autologous cellular therapy can be identified and advanced into human clinical trials. These and other factors, including, but not limited to those described in Isolagen’s most recent annual report on Form 10-KSB/A filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. Isolagen does not assume any responsibility for updating any forward-looking statements.

Isolagen’s corporate headquarters are located in Houston, TX. For further information, please see www.isolagen.com.

Contact:
Isolagen, Inc.
Michael Macaluso, CEO 713-780-4754
Jeffrey W. Tomz, CFO 713-780-4754